                                                Filed pursuant to Rule 424(b)(5)
                                                Registration No. 33-9748


                      [LOGO OF CAPITAL ONE APPEARS HERE]
                           2980 Fairview Park Drive
                         Falls Church, Virginia 22042
                                (703) 205-1000

                               ----------------

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                               ----------------

                                                               January 21, 1999

To the holders of Capital One Financial Corporation common stock:

  We are pleased to send you this Prospectus describing our Dividend Reinvestment and Stock Purchase Plan, in effect beginning January 21, 1999.

  We have made certain changes to our Plan to simplify its administration.

                      What We Are Changing About the Plan

   . Your purchase price for newly issued shares will be the average of the high and low trading prices of Capital One's common stock on the day of purchase. Previously, the purchase price was the average trading price of Capital One's common stock's over the twelve trading days prior to purchase.
   . The purchase price calculation will be rounded to three, instead of the previous seven, decimal places.
   . Any optional cash investment received by the Plan administrator at least one business day prior to an investment date will be invested on such investment date. Previously, the Plan administrator had to receive your optional cash investment twelve business days prior to an investment date.
   . You may elect to receive cash dividends in the usual manner on either all or part of the shares of Capital One's common stock registered in your name and held by the Plan administrator. Previously, dividends from shares purchased through dividend reinvestment or optional cash investment could only be reinvested.


  If you are currently enrolled in the Plan and want to maintain your current level of enrollment, you do not need to take any action now. If you are a registered holder not currently enrolled in the Plan and wish to join the Plan, please complete and sign the enclosed Enrollment Authorization Form and return it to First Chicago Trust Company of New York, the administrator of the Plan. If you would like to change or terminate your participation in the Plan, please contact the Plan administrator.

  If you hold your shares of Capital One common stock through a broker, bank or other nominee, no Enrollment Authorization Form is enclosed. Please see questions 5 and 6 and contact your broker or bank for instructions on how you may participate or change your participation in the Plan.

  Thank you for your continued interest in Capital One.

                                          On behalf of the Board of Directors,
                                          /s/ RICHARD D. FAIRBANK
                                          Richard D. Fairbank
                                          Chairman and Chief Executive Officer
                                          Capital One Financial Corporation

                      [LOGO OF CAPITAL ONE APPEARS HERE]
                               2,500,000 Shares
                    Common Stock, Par Value $.01 Per Share

                               ----------------

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                               ----------------

To the holders of Capital One Financial Corporation common stock:

  We are pleased to send you this Prospectus describing our Dividend Reinvestment and Stock Purchase Plan, in effect beginning January 21, 1999. The Plan provides you with a simple and convenient method to purchase additional shares of Capital One common stock.


                           Significant Plan Features

   . Automatically reinvest your cash dividends to purchase additional shares of Capital One common stock.

   . Purchase additional shares through monthly optional cash investments of $50 to $5000. We may permit greater optional cash investments.

   . No brokerage commissions or service charges for purchases under the Plan.

   . Participate if you hold shares in either your name or in broker or nominee name.

   . Receive monthly statements of your account to simplify your recordkeeping.


  This Prospectus contains complete information in an easy-to-read, question-and-answer format, and we urge you to read it carefully. You should keep this Prospectus for future reference.

  Your participation is entirely voluntary, and you may begin or terminate your participation at any time.

  Capital One Financial Corporation's common stock is listed on the New York Stock Exchange under the symbol "COFC".

  Thank you for your continued interest in Capital One.
                                          On behalf of the Board of Directors,

                                          /s/ RICHARD D. FAIRBANK

                                          Richard D. Fairbank
    Neither the Securities and            Chairman and Chief Executive Officer
  Exchange Commission nor any state       Capital One Financial Corporation
  securities commission has               2980 Fairview Park Drive
  approved these securities or            Falls Church, Virginia 22042
  determined that this Prospectus         (703) 205-1000
  is accurate or complete. Any
  representation to the contrary is
  a criminal offense.

                               ----------------


                               ----------------


                The date of this Prospectus is January 21, 1999

                            DESCRIPTION OF THE PLAN

PURPOSE

1. What is the purpose of the Plan?

  The primary purpose of the Plan is to provide Capital One shareholders with a convenient and economic method of investing cash dividends or making optional cash investments in additional shares of Capital One common stock without payment of any brokerage commissions or service charges in connection with purchases. In addition, purchases of shares directly from Capital One pursuant to the Plan will provide Capital One with additional capital for general corporate purposes.

PARTICIPATION OPTIONS

2. What options are available under the Plan?

  If you are a registered holder or a beneficial owner of Capital One common stock and elect to participate in the Plan (a "Participant"), you may have cash dividends on all or a portion of your shares automatically reinvested in Capital One common stock. If you wish, you may also make optional cash investments to purchase Capital One common stock, subject to a minimum investment of $50 per month and a maximum investment of $5,000 per month. Capital One may permit greater optional cash investments. See Question 13. You may make optional cash investments even if you do not elect to reinvest dividends on your shares of common stock under the Plan.

ADVANTAGES AND DISADVANTAGES

3. What are the advantages and disadvantages of the Plan?

  The primary advantages of the Plan are:

  . You may have the cash dividends on all or a portion of your Capital One common stock automatically reinvested in additional shares of Capital One common stock.

  . You may invest in additional shares of Capital One common stock by making optional cash investments, subject to an individual minimum limit of $50 per month and an individual maximum limit of $5,000 per month.

  . Optional cash investments in excess of $5,000 per month may be made with the permission of Capital One at a discount which will be from 0% to 3%.

  . You pay no brokerage commissions or service charges in connection with your purchases under the Plan. See Question 24.

  . Your reinvested cash dividends and optional cash investments will be fully invested because the Plan provides for fractional shares to be credited to your account. Additionally, dividends on such fractional shares, as well as whole shares held under the Plan, will be automatically reinvested in additional shares and credited to your Plan account.

  . You will avoid cumbersome safekeeping of stock certificates for Plan shares credited to your account and you may also deposit shares held by you and registered in your name, thereby avoiding the need for safekeeping of certificates.

  . Periodic statements reflecting all current activity, including shares purchased and latest Plan account balance, will simplify your recordkeeping.

  The primary disadvantages of the Plan are:

  . Because the date by which the Plan administrator must receive your optional cash investment is prior to the Investment Date (as defined herein) for such investments, your investments may be exposed to changes in market conditions. See Question 12.

  . The Purchase Price (as defined herein) for shares under the Plan may exceed the price of acquiring shares of Capital One common stock (including transaction costs) on the open market at any particular time on the related Investment Date. See Questions 9 and 11.

  . No interest will be paid on funds held by the administrator of the Plan pending investment. See Question 12.

ADMINISTRATION

4. Who will administer the Plan?

  The Plan will be administered by First Chicago Trust Company of New York or such successor administrator as Capital One may designate ("FCTC" or the "Administrator"). The Administrator acts as agent for Participants, keeps records of Participants' accounts, sends regular account statements to Participants, and performs other duties relating to the Plan. Shares purchased for each Participant under the Plan will be held by the Administrator and will be registered in the name of the Administrator or its nominee on behalf of the Participants, unless and until a Participant requests that a stock certificate for his or her shares be issued, as more fully described in Question 16. FCTC also serves as dividend disbursement agent, transfer agent, and registrar for Capital One's common stock. Correspondence concerning the Plan should be sent to:

    First Chicago Trust Company of New York
    Capital One Dividend Reinvestment and Stock Purchase Plan
    P.O. Box 2598
    Jersey City, New Jersey 07303-2598

  Voluntary cash investments of checks or money orders should be mailed to:

    First Chicago Trust Company of New York
    Dividend Reinvestment Plans
    P.O. Box 13531
    Newark, New Jersey 07188-0001

    or, if using overnight courier service:

    First Chicago Trust Company of New York
    Dividend Reinvestment Plans
    525 Washington Boulevard
    Jersey City, New Jersey 07303-2598

  Please indicate Capital One and your account number in all correspondence.

  For general questions about the Plan, the sale of Plan shares and issuance of stock certificates, you may contact FCTC at 1-800-446-2617.

  An automated phone system is available 24 hours a day, 7 days a week. Customer service representatives are available from 8:30 a.m. to 7:00 p.m. Eastern time each business day.

  TDD: 1-201-222-4955 Telecommunications Device for the hearing impaired.

  Foreign Language Translation Service for more than 140 languages is available.

  E-Mail: FCTC's E-mail address is "fctc CapitalOne@em.fcnbd.com"

  FCTC's internet address is "http://www.fctc.com". Messages sent via FCTC's site on the internet will be responded to within one business day.

  If you wish to contact the Company directly, you may write or call:

    Capital One Financial Corporation
    Investor Relations Department
    2980 Fairview Park Drive
    Suite 1300
    Falls Church, Virginia 22042-4525
    (703) 205-1000

PARTICIPATION

5. Who is eligible to participate?

  You may participate in the Plan if you qualify as either of the following:
(a) you are a "registered holder," a shareholder whose shares of Capital One common stock are registered in the stock transfer books of Capital One in your name or (b) you are a "beneficial owner," a shareholder who has beneficial ownership of shares of Capital One common stock that are registered in a name other than your name (for example, in the name of a broker, bank or other nominee). Registered holders may participate in the Plan directly. If you are a beneficial owner, you must either become a registered holder by having such shares transferred into your own name or make arrangements with your broker, bank or other nominee to participate on your behalf. See Question 6.

  Your right to participate in the Plan is not transferable to another person apart from a transfer of your underlying shares of Capital One common stock. Capital One reserves the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities which cause aberrations in the trading volume of Capital One common stock.

  Shareholders who reside in jurisdictions in which it is unlawful for Capital One to permit their participation are not eligible to participate in the Plan.

ENROLLMENT

6. How does an eligible holder of Capital One common stock enroll in the Plan and become a Participant?

  If you are a registered holder, you may enroll in the Plan and become a Participant by completing and signing an Enrollment Authorization Form (enclosed herein) and returning it to the Administrator at the address set forth in Question 4. An Enrollment Authorization Form may also be obtained at any time at your request to the Administrator at the same address. If you have your shares registered in more than one name (e.g., joint tenants, trustees), all registered holders of such shares must sign the Enrollment Authorization Form exactly as their names appear on the account registration.

  If you are a beneficial owner of Capital One common stock, you must instruct your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf. If a broker, bank or other nominee holds shares of a beneficial owner through a securities depository, such broker, bank or other nominee may also be required to provide a Broker and Nominee Form to the Administrator in order to participate in the optional cash investment portion of the Plan. See Question 12.

  You may enroll in the Plan at any time. Once enrolled, you remain enrolled without further action on your part until you discontinue your participation or until the Plan is terminated. See Question 20 regarding withdrawal from the Plan and Question 27 regarding termination of the Plan. However, if there is any subsequent change in the manner in which your name appears on your certificate(s), you should contact the Plan Administrator for further instructions. If you wish to change your participation at any time, please contact the Administrator as described in Question 4.

7. What does the Enrollment Authorization Form provide?

  The Enrollment Authorization Form appoints the Administrator as your agent for purposes of the Plan. It also directs Capital One to pay dividends to the Administrator for purchase of additional shares of Capital One common stock as you elect from the three options shown on the Enrollment Authorization Form. You must place an "X" in the appropriate box to indicate your investment election. Under each of the options, you may make optional cash investments at any time. You may change your reinvestment election at any time by submitting a revised Enrollment Authorization Form to the Administrator. If you return a properly executed Enrollment Authorization Form to the Administrator without electing an investment option, you will be enrolled as having selected Full Dividend Reinvestment.

 (1) "Full Dividend Reinvestment"

  This option directs the Administrator to reinvest, in accordance with the Plan, all cash dividends on all shares of Capital One common stock then or subsequently registered in your name and held by the Administrator.

 (2) "Partial Dividend Reinvestment"

  This option directs the Administrator to reinvest, in accordance with the Plan, cash dividends on the number of shares of Capital One common stock which you designate in the appropriate space on the Enrollment

Authorization Form and on all shares purchased for your account through optional cash investments or dividend reinvestment. Dividends paid on all other shares registered in your name and held by the Administrator will be sent to you in the usual manner.

 (3) "Optional Cash Investments Only (No Dividend Reinvestment)"

  This option directs the Administrator to send you, in accordance with the Plan, cash dividends in the usual manner on all shares of Capital One common stock registered in your name and held by the Administrator, including shares subsequently purchased through optional cash investments.

  If you have previously elected to receive cash dividends on all of your Capital One shares, other than those subsequently purchased for your account, and to reinvest dividends on such purchased shares, and you wish to retain this election, you need do nothing now. The Administrator will continue to treat your Plan account in the same manner. If you wish to receive cash dividends on all shares in your Plan account as described above, please contact the Administrator as described in Question 4.

8. When will participation in the Plan begin?

  Participation as to dividend reinvestment will commence with the next Investment Date (as defined below) after receipt of the Enrollment Authorization Form, provided it is received by the Administrator by the Record Date (as defined below) for such Investment Date. Should the Enrollment Authorization Form be received after such Record Date, participation will be delayed until the following Investment Date.

  Participation as to optional cash investments will commence with the next Investment Date after receipt of the authorization therefor and the funds to be invested. See Question 9 and Appendix I to determine the applicable Record Date for dividend reinvestments and Investment Dates for dividend reinvestments and optional cash investments.

PURCHASES

9. When will shares be purchased under the Plan?

  For a monthly period when there is a cash dividend declared by the Board of Directors, reinvested dividends and any optional cash investments under the Plan will be used to purchase shares of Capital One common stock on the dividend payment date declared by the Board of Directors (in such case, the "Investment Date"), or if such day is not a business day, the first business day immediately following such date shall be the Investment Date. The "Record Date" for such investments will be the record date declared by the Board of Directors. In all other months, optional cash investments will be invested on the 20th of the month, or if such day is not a business day, the first business day following the 20th, or, in the case of shares of Capital One common stock purchased on the open market, as soon thereafter as determined by the Administrator (in each such case, the "Investment Date").

  Dividend payment dates historically have occurred on or about the 20th day of each February, May, August, and November. It is expected that the past pattern with respect to timing of dividend payment dates generally will be followed in the future. Please see Appendix I for information with respect to Investment Dates, including dividend payment dates, Record Dates, and other market data.

  There can be no assurance as to the declaration or payment of dividends, and nothing contained in the Plan obligates Capital One to declare or pay any dividends. The Plan does not represent a change in Capital One's dividend policy or a guarantee of future dividends, which will continue to be determined by the Board of Directors based upon Capital One's earnings, financial condition, and other factors.

10. What is the source of shares to be purchased under the Plan?

  All dividends reinvested through the Plan and all optional cash investments will be used to purchase newly issued shares directly from Capital One, "treasury shares" held by Capital One, shares through open market purchases, or a combination of the above. Newly issued shares purchased directly from Capital One will consist of authorized but unissued shares of Capital One common stock.

11. At what price will shares be purchased?

  All shares acquired directly from Capital One with reinvested dividends or optional cash investments will be acquired at a price to you (in such case, the "Purchase Price") of the average of the daily high and low sales prices, computed up to three decimal places, if necessary, of Capital One's common stock as reported on the New York Stock Exchange (the "Exchange") on the Investment Date.

  All shares purchased under the Plan through open market purchases will be acquired as soon as practicable at a price (in such case, the "Purchase Price") to you of the weighted average purchase price, computed up to three decimal places, if necessary, paid by the Administrator for Capital One common stock purchased by the Plan through such open market purchases. Purchases on the open market will begin on the Investment Date and will be completed no later than 30 days from such date except where completion at a later date is necessary or advisable under any applicable federal securities laws. Such purchases may be made on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions and may be subject to such terms with respect to price, delivery, etc. to which the Administrator may agree. Neither Capital One nor the Participant shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

  While Capital One will pay all brokerage fees on shares purchased on the open market, for tax purposes, these fees will be considered as additional dividend income to you. These fees, and the resulting additional dividend income, are expected to amount to less than 1/4th of 1% of the purchase price of the shares (that is, less than 25 cents per $100 invested). See Question 21.

  Shares purchased pursuant to a Request for Waiver (as defined herein) may be purchased at a discount from the Purchase Price as more fully described in Question 13. Purchases made with optional cash investments pursuant to a Request for Waiver may be subject to a Threshold Price, as more fully described in Question 13.

12. How are optional cash investments made?

  All registered holders, including brokers, banks, and nominees with respect to shares registered in their name on behalf of a beneficial owner, who have submitted a signed Enrollment Authorization Form are eligible to make optional cash investments at any time. A broker, bank or nominee, as holder on behalf of a beneficial owner, may utilize an Enrollment Authorization Form for optional cash investments unless it holds the shares in the name of a securities depository. In the event a broker, bank or nominee holds shares of a beneficial owner in the name of a securities depository, optional cash investments must be accompanied by a Broker and Nominee Form ("B/N Form").

  The B/N Form provides the sole means whereby a broker, bank or other nominee holding shares on behalf of a beneficial owner in the name of a securities depository may invest optional cash investments on behalf of such beneficial owner. In such case, the broker, bank or other nominee must use a B/N Form for transmitting optional cash investments on behalf of the beneficial owner. A B/N Form must be delivered to the Administrator at the address specified in Question 4 each time that such broker, bank or other nominee transmits optional cash investments on behalf of a beneficial owner. B/N Forms will be furnished by the Administrator upon request.

  The Administrator will apply all optional cash investments which are received prior to an Investment Date to the purchase of shares of Capital One common stock on such Investment Date, or if shares are acquired on the open market, as soon as practicable on or after such Investment Date. NO INTEREST WILL BE EARNED ON OPTIONAL CASH INVESTMENTS HELD PENDING INVESTMENT. IF YOU HAVE ANY QUESTIONS REGARDING THE INVESTMENT DATE YOU SHOULD CONTACT THE ADMINISTRATOR AT THE ADDRESS OR NUMBER SET FORTH IN QUESTION 4.

  You should be aware that since investments under the Plan are made as of specified dates, you lose any advantage that otherwise might be available from being able to select the timing of your investment. Neither the Company nor the Administrator can assure a profit or protect against a loss on shares of Capital One common stock purchased under the Plan.

  In the event that any check is returned unpaid for any reason, the Administrator will consider the request for optional cash investment null and void and shall immediately remove from the Participant's account, shares, if any, purchased upon credit of such money. The Administrator shall also be entitled to sell these shares to satisfy uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy such uncollected amounts, the Administrator shall be entitled to sell such additional shares from the Participant's account to satisfy the uncollected balance.

  Participants who are registered owners of Capital One common stock may also make automatic monthly investments of a specified amount (not less than $50 nor more than $5,000 per month) by electronic funds transfer from a predesignated U.S. bank account. A $1.00 transaction fee will be deducted from the amount withdrawn from the account prior to each investment. To initiate automatic monthly deductions, the Participant must complete and sign an Automatic Monthly Deduction Form and return it to FCTC together with a voided blank check or a deposit form for the account from which funds are to be drawn. Automatic Monthly Deduction Forms may be obtained from FCTC. Forms will be processed and become effective as promptly as practicable.

  Once automatic monthly investment is initiated, funds will be drawn from the Participant's designated bank account on the third business day prior to each relevant Investment Date. Participants may change or terminate their automatic monthly investment by completing and submitting to FCTC a new Automatic Monthly Deduction Form. To be effective with respect to a particular Investment Date, however, the new Automatic Monthly Deduction Form must be received by FCTC at least six business days prior to such Investment Date.

  All optional cash investments made by check should be made payable to "First Chicago Trust--Capital One" and mailed to FCTC at the address listed in Question 4. Inquiries regarding other forms of payments and all other written inquiries should be addressed to the Administrator at the address listed in Question 4.

  When corresponding with the Administrator, we suggest that you give your daytime telephone number and area code.

13. What limitations apply to optional cash investments?

  Minimum/Maximum Limits. Optional cash investments are subject to a $50 minimum per month, and Capital One reserves the right to refuse to accept any optional cash investment in excess of $5,000 per month from any Participant or related or associated group of Participants. Optional cash investments of less than $50 and that portion of any optional cash investment which exceeds the $5,000 monthly purchase limit, unless such limit has been waived, are subject to return to the Participant, without interest. Capital One reserves the right to waive such limits on optional cash investments in its sole discretion.

  Request for Waiver. Optional cash investments in excess of $5,000 per month may only be made pursuant to a written request for waiver (a "Request for Waiver") accepted by Capital One. To submit an optional cash payment in excess of $5,000 for any monthly period, a Participant must submit a written Request for Waiver no later than two (2) business days prior to the Investment Date for such optional cash investments. It is solely within Capital One's discretion as to whether any such approval in excess of the allowable maximum amounts will be granted. In deciding whether to approve such a request, Capital One will consider relevant factors including, but not limited to (a) whether it is then selling newly issued shares of common stock under the Plan or acquiring shares for the Plan through open market purchases or privately negotiated transactions, (b) Capital One's need for additional funds, (c) the attractiveness of obtaining such funds by the sale of common stock by comparison to other sources of funds, (d) the purchase price likely to apply to any sale of common stock, (e) the Participant submitting the request, including the extent and nature of such Participant's prior participation in the Plan, and the number of shares of Capital One common stock held of record by such Participant, and (f) the aggregate amount, if any, of optional cash investments in excess of the allowable maximum amounts for which requests have been submitted by all Participants. If such requests are submitted for any monthly period for an aggregate amount in excess of the amount Capital One is willing to accept, Capital One may honor such requests in order of receipt, pro rata or by any other method which Capital One determines to be appropriate. To obtain a Request for Waiver form, please contact Capital One at (703) 205-1709. Completed Requests for Waiver should be sent to Capital One at 2980 Fairview Park Drive, Suite 1300, Falls Church, Va. 22042, Attention:
Chief Financial Officer or by facsimile to (703) 205-1093.

  The Plan may also be used by Capital One to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be effected through Capital One's ability to approve Requests for Waiver. To the extent shares are purchased from Capital One under the Plan, Capital One will receive additional funds for general corporate purposes. The Plan is intended for the benefit of investors in Capital One and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of Capital One common stock. See "Plan of Distribution."

  Capital One reserves the rights to modify, suspend or terminate participation in the Plan by otherwise eligible holders or beneficial owners of Capital One common stock in order to eliminate practices which are not consistent with the purposes of the Plan.

  Threshold Price. Unless it waives its right to do so, Capital One may establish for any Investment Date a minimum price (the "Threshold Price") for purchasing shares with optional cash investments made pursuant to written Requests for Waiver. Capital One will, at least two (2) business days prior to each Investment Date, determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount and so notify the Administrator. The determination whether to establish a Threshold Price and, if a Threshold Price is established, its amount will be made by Capital One at its discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

  The Threshold Price for optional cash investments made pursuant to written Requests for Waiver, if established for any Investment Date, will be a stated dollar amount that the average of the high and low sale prices of Capital One's common stock on the New York Stock Exchange on the Investment Date must equal or exceed. If the Threshold Price is not satisfied on the Investment Date, the Administrator will return any optional cash investments made pursuant to Requests for Waiver for that Investment Date.

  The Threshold Price concept and return procedure discussed above apply only to optional cash investments made pursuant to written Requests for Waiver. Setting a Threshold Price for an Investment Date shall not affect the setting of a Threshold Price for any subsequent Investment Date.

  For any particular month, Capital One may waive its right to set a Threshold Price for optional cash investments that exceed $5,000. Neither Capital One nor the Administrator shall be required to provide any written notice to Participants as to the Threshold Price for any Investment Date. Participants, however, may ascertain whether the Threshold Price applicable to a given Investment Date has been set or waived, as applicable, by telephoning Capital One at (703) 205-1709.

  Waiver Discount. Each month, at least two (2) business days prior to the applicable Investment Date, Capital One may establish a discount from the Market Price applicable to optional cash investments made pursuant to written Requests for Waiver. Such discount (the "Waiver Discount") will be between 0% and 3% of the Purchase Price and may vary each month, but once established will apply uniformly to all optional cash investments made pursuant to Requests for Waiver during that month. The Waiver Discount will be established in Capital One's sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. Participants may obtain the Waiver Discount applicable to the next

Investment Date by telephoning Capital One at (703) 205-1709. Setting a Waiver Discount for a particular Investment Date shall not affect the setting of a Waiver Discount for any subsequent Investment Date. The Waiver Discount feature discussed above applies only to optional cash investments made pursuant to written Requests for Waiver and does not apply to the reinvestment of cash dividends or optional cash investments of $5,000 or less.

14. Under what circumstances will optional cash investments be returned?

  Optional cash investments of less than $50 and that portion of any optional cash investment which exceeds the allowable maximum amount will be returned promptly without interest. See Question 13 regarding the minimum/maximum monthly purchase limits and the return of payments if those limits are not satisified. In addition, the portion of any optional cash investments in excess of $5,000 will be returned following any Investment Date on which the Threshold Price is not satisfied. See Question 13 regarding the Threshold Price and the return of such investments.

15. What if a Participant has more than one account?

  For the purpose of the limitations discussed in Question 13, Capital One may aggregate all reinvestment dividends and optional cash investments for Participants with more than one account using the same Social Security or Taxpayer Identification Number. Participants unable to supply a Social Security or Taxpayer Identification Number may be limited by Capital One to only one Plan account.

  Also for the purpose of such limitations, all Plan accounts which Capital One believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless Capital One has determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, Capital One will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts. See Question 13.

CERTIFICATES

16. Will certificates be issued for share purchases?

  All shares purchased on behalf of a Participant through the Plan will be held by the Plan. A Participant can, however, at any time and without charge, obtain a certificate for all or part of the whole shares of common stock credited to the Participant's Plan account by making a request in writing or by telephone to the Administrator. No certificates for fractional shares will be issued.

17. May a Participant add shares of Capital One common stock to his or her account by transferring stock certificates that the Participant possesses?

  You also may send the Administrator your other Capital One common stock certificates for safe-keeping free of charge. By making such a deposit, you will be relieved of the responsibility for loss, theft or destruction of the certificates. If you elect to do so, dividends paid on such shares deposited with the Administrator will automatically be reinvested under the Plan unless you provide contrary written instructions or a new Enrollment

Authorization Form as described in Question 7. If you wish to deposit your Capital One common stock certificates, you must mail them along with a request to the Administrator to hold your certificates for safe-keeping. The certificates should not be endorsed. To insure against loss resulting from mailing certificates, the Administrator will provide mail insurance free of charge. To be eligible for certificate mailing insurance, certificates must be mailed in brown, pre-addressed return envelopes supplied by the Administrator, which can be obtained by contacting the Administrator as described in Question
4. Certificates mailed in this manner will be insured for up to $25,000 current market value provided they are mailed first class. The Administrator will promptly send you a statement confirming each deposit of your common stock certificates. The Administrator must be notified of any claim within
(30) calendar days of the date the certificates were mailed. To submit a claim, you must be a Participant in the Plan or a current holder of record of Capital One common stock. In the latter case, you must enroll in the Plan at the time the insurance claim is processed. The maximum insurance protection provided is $25,000 per envelope and the coverage is available only when the certificate(s) are sent in accordance with the guidelines described above.

  Insurance covers the replacement of shares of stock, but in no way protects against any loss resulting from fluctuations in the value of such shares from the time the certificates are mailed until such time as replacement shares can be provided.

  If you do not use the brown pre-addressed envelope provided by the Administrator, certificates should be sent to the address listed below via registered mail, return receipt requested, and insured for possible mail loss for 2% of the market value (minimum of $20.00); this represents the replacement cost to you. Dividends will be reinvested on all such shares transferred to the Plan under the safe-keeping service unless you specify otherwise as described in Question 7.

  Shares deposited for safekeeping may be withdrawn by the Participant by making a request in writing or by telephone to the Administrator as described in Question 20. The Administrator will issue new, differently numbered certificates whenever certificates are issued to the Participant, either upon the Participant's request or upon termination of participation. Shares acquired by the reinvestment of dividends on any such withdrawn shares (and on any other shares subsequently acquired and held by the Participant) will continue to be reinvested unless the Participant provides contrary written instructions or a new Enrollment Authorization Form as described in Question 7.

SALE OF SHARES

18. Can Participants sell shares held under the Plan?

  Following receipt of written or telephone instructions from you, the Administrator will sell some or all of your shares held under the Plan (including shares deposited with the Plan for safekeeping) and will remit to you a check for the proceeds of such sale, less your share of brokerage commissions, service charges and any applicable taxes. The Administrator will attempt to process Participants' orders on the day they are received, provided that instructions are received before 1:00 p.m., Eastern time, on a business day during which the Administrator and the New York Stock Exchange are open. The sale price for shares so sold will be the market price received from the sale of such shares. This procedure for selling shares may be particularly attractive to holders of small amounts of Capital One common stock, because the Plan can combine odd lots and small numbers of shares into larger blocks to be sold, and thereby take advantage of lower brokerage costs than might otherwise be available to individual Participants in the sale of their shares.

REPORTS

19. What reports will be sent to Participants in the Plan?

  Unless you are participating in the Plan through your broker, bank or nominee, you will receive from the Administrator a detailed statement of your Plan account following each dividend payment and account transaction. These detailed statements will show total cash dividends received, total optional cash investments received, total shares purchased (including fractional shares), price paid per share, and total shares held in the Plan. These statements should be retained by you to determine your tax cost basis for shares purchased. See Question 21. If you are participating in the Plan through your broker, bank or nominee, you should contact such party regarding a statement of your interests in the Plan.

WITHDRAWAL

20. How may Participants withdraw from the Plan?

  You may terminate your enrollment in the Plan at any time by telephone or written notice to the Administrator. If a notice to terminate is received by the Administrator after the Record Date for a dividend payment, the Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares on behalf of the terminating Participant. If such dividend is reinvested, the Administrator may sell the shares purchased and remit the proceeds to the Participant, less any brokerage commission, any service charge and any applicable taxes.

  Unless otherwise instructed to sell all or part of the Participant's shares in the notice of termination, upon termination, a Participant will receive from the Administrator a certificate for the full shares of Capital One common stock credited to such Participant's account.

  If the sale of all or part of the full shares is specified in the notice of termination, such sale will be made by the Administrator as soon as practicable, and the proceeds of sale, less any service charge, any brokerage commission and any applicable taxes, will be paid to such Participant by the Administrator. With respect to any fractional shares, the Administrator will pay cash determined in the same manner as with respect to the sale of full shares. Shares that are to be sold may be aggregated with those of other terminating Participants, in which case, the proceeds to each terminating Participant will be based on the average sales price.

TAXES

21. What are the federal income tax consequences of participating in the Plan?

  Dividend Reinvestment: Based on the current position of the Internal Revenue Service, when stock is acquired directly from the Company, if you reinvest dividends under the Plan, you will be treated as receiving a taxable dividend on the Investment Date in an amount equal to the fair market value of the shares of Capital One common stock purchased for your account (rather than the amount of cash dividend otherwise payable to you). "Fair market value" is defined for this purpose as the average of the high and low sales prices of Capital One common stock as reported on the New York Stock Exchange Composite Transactions Tape for the relevant Investment Date. Your tax basis for shares purchased from the Company will be equal to the amount of dividend income recognized for Federal income tax purposes. Your holding period for the shares will commence on the day after the Investment Date.

  Although the Internal Revenue Service has not ruled on the tax aspects of a plan pursuant to which a company elects to purchase shares in open market transactions, it is the Company's view that a participant's tax basis for shares purchased in open market transactions will be equal to the weighted average purchase price of all shares purchased for the relevant Investment Date (see Question 11). In addition, a participant will also realize a taxable dividend to the extent of an allocated portion of brokerage commissions paid by the Company with respect to shares credited to the participant's account.

  Optional Cash Investments: Based upon the current position of the Internal Revenue Service, if you make optional cash investments for purchases of common stock under the Plan, you will have a tax basis for shares purchased from the Company equal to the amount of your optional cash investment plus any dividend income recognized for Federal income tax purposes. Your holding period will commence on the day after the Investment Date.

  Although the Internal Revenue Service has not ruled on the tax aspects of a plan pursuant to which a company elects to purchase shares in market transactions with optional cash investments, it is the Company's view that the above rules apply and that you will also realize a taxable dividend to the extent of an allocated portion of brokerage commissions paid by the Company with respect to shares credited to the participant's account.

  In the case of corporate stockholders, dividends may be eligible for the dividends received tax deduction.

  FCTC will report to participants and to the Internal Revenue Service information sufficient to apprise them of the amount that would constitute dividend income.

  The aforementioned positions of the Internal Revenue Service have not been tested in the courts and thus the rules stated above have not been established by judicial decision. The rules stated above are also subject to change. All Plan participants should consult their own tax advisors to determine the particular tax consequences of their participation in the Plan.

OTHER PROVISIONS

22. What happens if a Participant sells or transfers shares of stock or acquires additional shares of stock?

  If a Participant has elected to have dividends automatically invested in the Plan and subsequently sells or transfers all or any part of the shares registered in the Participant's name, automatic investment will continue as long as there are shares registered in the name of the Participant or held for the Participant by the Administrator or until termination of enrollment. Similarly, if a Participant has elected the "Full Dividend Reinvestment" option under the Plan and subsequently acquires additional shares registered in the Participant's name, dividends paid on such shares will automatically be invested until termination of enrollment. If a Participant has elected the "Partial Dividend Reinvestment" option and subsequently acquires additional shares which are registered in the Participant's name, dividends paid on such shares will not be automatically reinvested under the Plan. See Question 7.

23. How will a Participant's shares be voted?

  In connection with the exercise of shareholder voting rights, each Participant will receive a proxy card representing any shares held by the Participant or for the Participant's account under the Plan. All shares will be voted as designated by the Participant on the proxy card. If a Participant does not vote by proxy or in person and does not otherwise instruct the Plan to the contrary, the Plan may vote the full shares held by it for the account of the Participant in accordance with the recommendations of Capital One's management.

24. Who pays the expenses of the Plan?

  There are no brokerage commissions or service charges on newly issued shares purchased from Capital One for a Participant's account. Brokerage fees on shares purchased on the open market for a Participant's account will be paid by Capital One and, for tax purposes, these fees will be considered as additional dividend income to the Participants. All costs of administering the Plan will be paid by Capital One except costs associated with custodial services, brokerage commissions and FCTC's fees in connection with sales under the Plan and the costs of any broker, bank or other nominee (other than the Administrator) which holds shares on behalf of a Participant. When full shares or fractional shares are sold for a Participant's account, the Plan will first deduct any applicable brokerage commissions, fees and taxes.

25. What are the responsibilities of Capital One or the Administrator under the Plan?

  Neither Capital One nor the Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to terminate a Participant's account upon such Participant's death or adjudicated incompetence prior to the receipt of notice in writing of such death or adjudicated incompetence, the prices at which shares are purchased or sold for the Participant's account, the times when purchases or sales are made or fluctuations in the market value of Capital One's common stock. Neither Capital One nor the Administrator has any duties, responsibilities or liabilities except those expressly set forth in the Plan. The Plan does not limit any Participant's right to sue under the Securities Act or the Exchange Act.

  THE PARTICIPANT SHOULD RECOGNIZE THAT CAPITAL ONE CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED BY A PARTICIPANT UNDER THE PLAN.

26. What happens if Capital One issues a stock dividend or declares a stock split?

  Any common stock distributed by Capital One as a result of a stock dividend or a stock split on shares held under the Plan for a Participant will be credited to the Participant's account. In the event that Capital One makes available to holders of its common stock rights to purchase additional shares or other securities, the Participant will receive such rights based upon the total number of whole shares registered in the Participant's name and held in the Participant's Plan account.

27. May the Plan be changed or terminated?

  While the Plan is intended to continue indefinitely, Capital One reserves the right to amend, modify, suspend or terminate the Plan at any time. Participants will be notified in writing of any modifications made to the Plan.

                                USE OF PROCEEDS

  The proceeds to Capital One from the issuance of shares of common stock pursuant to the Plan will be used for general corporate purposes.

                   INDEMNIFICATION UNDER THE SECURITIES ACT

  Except in limited circumstances, Capital One is required by provisions in its Restated Certificate of Incorporation to indemnify its directors and officers against liability incurred by them as a result of their service in those capacities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Capital One pursuant to the foregoing provisions, Capital One has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                    COMMON STOCK DIVIDENDS AND PRICE RANGE

  Capital One has paid cash dividends on its common stock for each full quarter since the common stock became publicly held on November 22, 1994. Such dividends were paid in the following quarterly amounts per share for the last year:

   1998
   First Quarter.......................................................... $0.08
   Second Quarter......................................................... $0.08
   Third Quarter.......................................................... $0.08
   Fourth Quarter......................................................... $0.08

  The following table shows the high and low sales prices of the common stock during the past three years as reported on the Exchange's composite tape by The Wall Street Journal.

   Year                                                        High       Low
   ----                                                     ----------- --------
   1996
   First Quarter...........................................  28 3/4      21 3/4
   Second Quarter..........................................  32 3/8      25
   Third Quarter...........................................  32 1/2      25
   Fourth Quarter..........................................  36 7/8      29 3/4
   1997
   First Quarter...........................................  44 3/8      33
   Second Quarter..........................................  40          30 1/2
   Third Quarter...........................................  45 3/4      32 5/8
   Fourth Quarter .........................................  54/3///16/  44 1/8
   1998
   First Quarter...........................................  81 7/8      50 9/16
   Second Quarter.......................................... 125 3/8      82 5/16
   Third Quarter........................................... 129 15/16    83
   Fourth Quarter ......................................... 125 7/16     51 3/4
   1999
   First Quarter (through January 20, 1999)................ 140         114 1/2

  The last reported sale price of the common stock on the Exchange on January 20, 1999 was $135.00 per share.

  The price of common stock varies over time and neither the price of the common stock nor the dividends paid upon the common stock are guaranteed by any governmental authority or otherwise.

                             PLAN OF DISTRIBUTION

  In connection with the administration of the Plan, Capital One may be requested to approve optional cash investments in excess of the allowable maximum amounts on behalf of Participants pursuant to Requests for Waiver, including those engaged in the securities business. In deciding whether to approve such a request, Capital One will consider relevant factors including, but not limited to (a) whether it is then selling newly issued shares of common stock under the Plan or acquiring shares for the Plan through open market purchases or privately negotiated transactions, (b) Capital One's need for additional funds, (c) the attractiveness of obtaining such funds by the sale of common stock by comparison to other sources of funds, (d) the purchase price likely to apply to any sale of common stock, (e) the Participant submitting the request, including the extent and nature of such Participant's prior participation in the Plan, and the number of shares of Capital One common stock held of record by such Participant, and (f) the aggregate amount, if any, of optional cash investments in excess of the allowable maximum amounts for which requests have been submitted by all Participants. Capital One will not extend to any such person any rights or privileges other than those to which it would be entitled as a Participant, nor will Capital One enter into any agreement with any such person regarding such person's purchase of such shares or any resale or distribution thereof. Capital One may, however, approve requests for optional cash investments by such persons in excess of allowable maximum limitations. If such requests are submitted for any Investment Date for an aggregate amount in excess of the amount Capital One is willing to accept, Capital One may honor such requests in order of receipt, pro rata or by any other method which Capital One determines to be appropriate.

                                 LEGAL MATTERS

  Certain legal matters with regard to the Common Stock have been passed upon by McGuire, Woods, Battle & Boothe, L.L.P., Richmond, Virginia.

                                    EXPERTS

  The consolidated financial statements of Capital One Financial Corporation incorporated by reference in Capital One Financial Corporation's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  This Prospectus is part of a Registration Statement we have filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 with respect to the shares of common stock being offered by this Prospectus (the "Registration Statement"). The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Capital One and Capital One's common stock. The Commission's rules and regulations allow us to omit certain information included in the Registration Statement from this Prospectus. The Registration Statement may be inspected by anyone without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

  In addition, we file reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following Commission locations:

Public Reference Room   New York Regional Office Chicago Regional Office
450 Fifth Street, N.W.  7 World Trade Center     Citicorp Center
Room 1024               Suite 1300               500 West Madison Street
Washington, D.C. 20549  New York, New York 10048 Chicago, Illinois 60661-2551

  You may also obtain copies of this information by mail from the Commission's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at rates determined by the Commission. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-732-0330.

  You can also inspect reports, proxy statements and other information that we have filed electronically with the Commission at the Commission's web site at http://www.sec.gov and at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The Commission allows us to "incorporate by reference" information into this Prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Prospectus, except for any information that is superseded by information that is included directly in this document.

  This Prospectus incorporates by reference the documents listed below that we have previously filed with the Commission. They contain important information about us and our financial condition.

           Company Filings                               Period
Annual Report on Form 10-K              Year ended December 31, 1997
Quarterly Reports on Form 10-Q          Fiscal quarters ended March 31, 1998,
                                        June 30, 1998 and September 30, 1998
Current Reports on Form 8-K             Filed:
                                        January 15, 1998
                                        April 16, 1998
                                        June 12, 1998
                                        July 23, 1998
                                        August 20, 1998
                                        August 21, 1998
                                        October 13, 1998
                                        October 21, 1998
                                        November 6, 1998
                                        December 8, 1998
                                        January 19, 1999
Proxy Statement                         March 13, 1998, as amended March 30, 1998
Description of the Company's Common     Dated October 17, 1994
 Stock on Amendment No. 1 to Form 8-A
Description of the Company's Preferred  Dated November 16, 1995
 Stock purchase rights on Form 8-A

  We also incorporate by reference additional documents that we may file with the Commission after the date of this Prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

  Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Prospectus. You can obtain documents incorporated by reference in this Prospectus by requesting them in writing or by telephone from us at the following address:

                       Capital One Financial Corporation
                         Investor Relations Department
                           2980 Fairview Park Drive
                         Falls Church, Virginia 22042
                           Telephone: (703) 205-1000

                                                                     APPENDIX I

                                            Threshold Price
                            Record Date        and Waiver       Optional Cash
                                for        Discount, if any,   Investments are
Cycle                    Dividend Payments  will be set by:        due by:        Investment Date
-----                    ----------------- ------------------ ------------------ ------------------
                                (C)               (D)                (E)                (F)
 B......................        --         January 15, 1999   January 19, 1999   January 20, 1999
 A...................... February 10, 1999 February 18, 1999  February 19, 1999  February 22, 1999
 B......................        --         March 18, 1999     March 19, 1999     March 22, 1999
 B......................        --         April 16, 1999     April 19, 1999     April 20, 1999
 A...................... May 13, 1999      May 18, 1999       May 19, 1999       May 20, 1999
 B......................        --         June 17, 1999      June 18, 1999      June 21, 1999
 B......................        --         July 16, 1999      July 19, 1999      July 20, 1999
 A...................... August 12, 1999   August 18, 1999    August 19, 1999    August 20, 1999
 B......................        --         September 16, 1999 September 17, 1999 September 20, 1999
 B......................        --         October 18, 1999   October 19, 1999   October 20, 1999
 A...................... November 18, 1999 November 18, 1999  November 19, 1999  November 22, 1999
 B......................        --         December 16, 1999  December 17, 1999  December 20, 1999

--------
A. Optional cash investments and reinvestment of cash dividends permitted in this month.
B. Optional cash investments only permitted in this month.
C. The Record Date for dividend months (those indicated by the letter "A" in the cycle column) will be established by the Board of Directors.
D. The Threshold Price and the Waiver Discount, if any, will be established two business days prior to the Investment Date.
E. Optional cash investments must be received by the Administrator no later than the business day prior to the Investment Date.
F. The Investment Date will be the dividend payment date during a month in which a cash dividend is paid and in any other month, the twentieth calendar day of such month; however, if either the dividend payment date or such twentieth day falls on a date when the New York Stock Exchange is closed, the Investment Date will be the first day following on which the New York Stock Exchange is open.

                                  U.S. EQUITY
                            MARKETS CLOSED IN 1999

       New Years Day................................................ January 1
       Martin Luther King Day....................................... January 18
       Presidents Day............................................... February 15
       Good Friday.................................................. April 2
       Memorial Day................................................. May 31
       Independence Day (observed).................................. July 5
       Labor Day.................................................... September 6
       Thanksgiving................................................. November 25
       Christmas Day (observed)..................................... December 24

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


 You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with different information.

 We are not offering the Company's common stock in any state where the offer is not permitted.

                                ---------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Description of the Plan....................................................   2
 Purpose...................................................................   2
 Participation Options.....................................................   2
 Advantages and Disadvantages..............................................   2
 Administration............................................................   3
 Participation.............................................................   4
 Enrollment................................................................   5
 Purchases.................................................................   6
 Certificates..............................................................  11
 Sale of Shares............................................................  12
 Reports...................................................................  13
 Withdrawal................................................................  13
 Taxes.....................................................................  13
 Other Provisions..........................................................  14
Use of Proceeds............................................................  16
Indemnification under the Securities Act...................................  16
Common Stock Dividends and Price Range.....................................  17
Plan of Distribution.......................................................  18
Legal Matters..............................................................  18
Experts....................................................................  18
Where You Can Find More Information........................................  19
Appendix I................................................................. A-1


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                                2,500,000 Shares

                       [LOGO OF CAPITAL ONE APPEARS HERE]
                                  Common Stock
                               ($0.01 Par Value)

                                ---------------

                                   PROSPECTUS

                                ---------------

                             DIVIDEND REINVESTMENT
                            AND STOCK PURCHASE PLAN

                                January 21, 1999

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--------------------------------------------------------------------------------